Amended and Restated
Non-Statutory Stock Option Award Agreement

April 22, 2008

William R. McLaughlin
President & CEO
Select Comfort Corporation
9800 59th Avenue North
Plymouth, MN 55442

Re:	Non-Statutory Options to Purchase Shares of Common Stock of Select Comfort Corporation (the “Company”)

This letter agreement amends and restates in its entirety the terms of the non-statutory stock option award granted to you on March 2, 2006.  As of such date (and after giving effect to a 3-for-2 stock split of the Company’s common stock effected as of June 8, 2006), you were granted non-statutory stock options under the Company’s 2004 Stock Incentive Plan (the “Plan”) giving you the right to purchase up to five hundred sixty two thousand five hundred (562,500) shares of the Company’s common stock at a price of $24.65 per share (the “Options”), all of which Options were scheduled to become fully exercisable, or to “vest,” as of March 2, 2011, so long as you remain continuously employed by the Company and subject to the applicable terms and conditions of the Plan.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company have agreed to extend the vesting date such that all of the Options will become fully exercisable only as of December 2, 2015, so long as you remain continuously employed by the Company and subject to earlier vesting only pursuant to the terms applicable upon (i) termination of your employment due to death or disability or (ii) a change in control of the Company, as described below.

Your rights to exercise the Options will terminate as to all unexercised options at 5:00 p.m. (Minneapolis, Minnesota time) on March 1, 2016 (the “Expiration Date”), subject to earlier termination as described below or in the Plan.

The vesting and termination provisions of the Options will be impacted by the termination of your employment, depending on the reason for termination of your employment, or by a change in control of the Company, as described below:

Voluntary Termination or Retirement.  If your employment is terminated voluntarily by you (whether upon retirement or otherwise), Options that are vested as of the date of termination of employment will remain exercisable for up to three (3) months after your employment ends, but not beyond the Expiration Date.

Termination by the Company other than for Cause.  If your employment is terminated by the Company (other than for “cause,” as defined in the Plan), Options that are vested as of the date of termination of employment will remain exercisable for up to three (3) months after your employment ends, but not beyond the Expiration Date.

Termination by the Company for Cause.  If your employment is terminated by the Company for “cause,” as defined in the Plan, all of your rights under this letter agreement and the Options will immediately terminate without notice of any kind.

Termination due to Death or Disability.  If your employment is terminated due to death or “disability,” as defined in the Plan, all of the Options will become immediately exercisable in full and will remain exercisable for up to two (2) years after termination of employment, but not beyond the Expiration Date.

Change in Control.  Pursuant to the standard terms of the Plan, if a Change in Control of the Company (as defined by the Plan) occurs, then all of the Options will become immediately exercisable in full and will remain exercisable until the Expiration Date, regardless of whether you remain in employment or service with the Company.

The Company is not required to give you notice of the termination of the Options under any of the foregoing circumstances.

Following the exercise by you of the Options, the shares purchased by you will be freely tradable, subject to the Company’s policies and SEC rules regarding insider trading.  Executive officers and members of the Board of Directors are required to comply with SEC Rule 144 in connection with any sale of shares received upon the exercise of any stock options.

Withholding Taxes.  The Company is entitled to (a) withhold and deduct from your future wages (or from other amounts that may be due and owing to you from the Company), or make other arrangements for the collection of all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the exercise of the Options, or (b) require you to promptly remit the amount of such withholding to the Company.  In the event that the Company is unable to withhold such amounts, for whatever reason, you agree to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

There may be income tax consequences resulting from the exercise of the Options or sale of the shares received upon the exercise of the Options.  You are urged to consult with your individual tax advisor regarding any tax consequences.

The Options are granted under the Company’s 2004 Stock Incentive Plan, and are subject to all of the terms and conditions applicable to stock options granted under the Plan, except as may be otherwise expressly provided herein.

Please note that your rights to exercise the Options will become void and will expire as to all unexercised Options at 5:00 p.m. (Minneapolis, Minnesota time) on March 1, 2016, subject to earlier termination as set forth above or in the Plan.

Please indicate your acceptance of the terms and conditions of this Amended and Restated Non-Statutory Stock Option Award Agreement by signing a copy of this letter agreement where indicated below.

Very truly yours,

/s/ Michael A. Peel

Michael A. Peel
Chair, Management Development and Compensation Committee

By signing this letter, I acknowledge the amended and restated terms of the Options as set forth in this Amended and Restated Non-Statutory Stock Option Award Agreement.

/s/ William R. McLaughlin
William R. McLaughlin